UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
___________

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of
the Securities Exchange Act 1934

Date of Report (Date of earliest event reported): November 7, 2007

AVP, Inc.
(Exact name of registrant as specified in charter)

Delaware
(State or other jurisdiction of incorporation)
005-79737	98-0142664
(Commission File Number)	(IRS Employer Identification No.)

6100 Center Drive, Suite 900, Los Angeles, CA	90045
(Address of principal executive offices)	(Zip Code)
Registrant’s telephone number, including area code: (310) 426-8000

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement.

On November 5, 2007, AVP Pro Beach Volleyball Tour, Inc. (“AVP Pro”), a wholly-owned subsidiary of AVP, Inc. (the “Company”) entered into an at-will employment agreement with Leonard Armato, to serve as AVP Pro’s Chief Executive Officer and Commissioner. The agreement was subject to the approval of AVP Pro’s board of directors, which approval took place on November 7, 2007. Mr. Armato will continue to serve as Chairman of the Company’s Board of Directors. Mr. Armato will be paid a base salary of $390,000 through December 1, 2008, $425,000 from December 1, 2008 through November 30, 2009, and $450,000 from December 1, 2009 through November 30, 2010, will be eligible for a target Annual Performance Bonus of up to 50% of his annual base salary for the applicable year, and will receive an Additional Cash Performance Bonus of up to $125,000 if AVP Pro meets specified financial targets for 2008. In addition, the Company granted to Mr. Armato an option to purchase 1,000,000 shares of the Company’s common stock at a price to equal the fair market value of the stock on the date of the grant, which vests equally over 36 months beginning on the one-month anniversary of the date of the agreement, as long as he continues his employment, and granted him an option to purchase 600,000 shares of the Company’s common stock, at a price equal to the fair market value of the stock on the date of the grant, portions of which option shall become exercisable if the Company’s publicly traded stock price meets specified levels. Mr. Armato is eligible to receive all employment benefits provided to the rest of the executive officers of AVP Pro. In the event Mr. Armato’s employment is terminated by AVP Pro, his authority is diminished, or AVP Pro’s breaches the employment agreement, he will continue to receive his annual base salary and his Annual Performance Bonus and benefits for periods of 18 months to two years following the termination, depending on the circumstances of termination.

On November 1, 2007, AVP Pro entered into an at will employment agreement with Mr. Russ Pillar. The agreement was subject to the approval of AVP Pro’s board directors, which approval took place on November 7, 2007. On November 7, 2007, the Board of Directors of AVP Pro appointed Mr. Pillar Vice Chairman, Operations of AVP Pro. Also on November 7, 2007, the Company’s Board of Directors elected Mr. Pillar a director and appointed him Vice Chairman of the Board. Mr. Pillar will be paid a base salary of $290,000 through October 31, 2008, $340,000 from November 1, 2008 through October 31, 2009, and $375,000 from November 1, 2009 through October 31, 2010, will be eligible each year for a target Annual Performance Bonus of up to 50% of his annual base salary for the applicable year, and will receive an Additional Cash Performance Bonus of up to $125,000 if AVP Pro meets specified financial targets for 2008. In addition, the Company granted to Mr. Pillar an option to purchase 1,250,000 shares of the Company’s common stock at a price to equal the fair market value of the stock on the date of the grant, which vests equally over 36 months beginning on the one-month anniversary of his employment start date, as long as he continues his employment, and granted him an option to purchase 600,000 shares of the Company’s common stock, at a price equal to the fair market value of the stock on the date of the grant, portions of which option shall become exercisable if the Company’s publicly traded stock price meets specified levels. Mr. Pillar is eligible to receive all employment benefits provided to the rest of the executive officers of AVP Pro. In the event Mr. Pillar’s employment is terminated by AVP Pro, his authority is diminished, or AVP Pro breaches the employment agreement, he will continue to receive his annual base salary and his Annual Performance Bonus and benefits for periods of one to two years following the termination, depending on the circumstances of the termination.

Item 5.02. Departure of Directors or Principal Officers; Election of Directors, Appointment of  Certain Officers; Compensatory Arrangements of Certain Officers.

On November 7, 2007, AVP Pro appointed Russ Pillar, 42, to the position of Vice Chairman, Operations of AVP and the Company’s Board of Directors elected him as a member of the Board. Mr. Pillar is Co-Founder and Managing Director of Catalytic Capital LLC and its predecessor and related entities, all investment and advisory vehicles focused on creating value at the intersection of media, technology and consumer brands, and has served in that and similar capacities since 1991. From January 2000 until February 2006, he was Viacom and CBS’s chief digital media strategy and execution executive, serving in a variety of positions including Senior Advisor, Viacom; President, Viacom Digital Media Group; and President and Chief Executive Officer, CBS Internet Group. Prior to his tenure at Viacom, he was President, Chief Executive Officer and a Director of Virgin Entertainment Group. Prior to his tenure at Virgin, he co-led the leveraged buyout, turnaround, and subsequent public offering of Prodigy, an Internet service, serving over a more than four year span in a variety of positions including Vice Chairman of the Board of Directors and President and Chief Executive Officer of Prodigy Internet. He currently serves as a member of the Board of Directors of Playboy Enterprises, Inc. (NYSE: PLA). Over the past two decades he has served as a Board member of more than a dozen public and private media and digital media companies. Mr. Pillar, a Crown Fellow at the Aspen Institute, graduated Phi Beta Kappa, cum laude with an A.B. in East Asian Studies from Brown University.

Mr. Pillar does not have any family relationships with any of the Company’s directors or executive officers, or any person nominated or chosen by the Company to become a director or executive officer.

Mr. Pillar is not a party to any transactions listed in Item 404(a) of Regulation S-B.

Mr. Pillar entered into an employment agreement with AVP Pro on November 1, 2007, as described in Item 1.01.

For additional information, reference is made to the Company’s press release dated November 7, 2007, which is filed herewith as Exhibit 99.1 and incorporated herein by reference.

Item 9.01. Financial Statements and Exhibits.

(d) Exhibits

Exhibit No.	Description

99.1	Press Release, dated November 7, 2007.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

AVP, INC.
By:	/s/ Thomas Torii
Name: Thomas Torii
Title: Interim Chief Financial Officer
Dated: November 14, 2007

EXHIBIT INDEX

Exhibit No.	Description

99.1	Press Release, dated November 7, 2007.